                                                                  EXHIBIT (C)(1)
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                               AGREEMENT AND PLAN

                                   OF MERGER

                                  DATED AS OF

                               SEPTEMBER 15, 1998

                                  BY AND AMONG

                              CARMEUSE LIME, INC.

                             DLC ACQUISITION CORP.

                                      AND

                               DRAVO CORPORATION




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

                               TABLE OF CONTENTS

ARTICLE I THE OFFER.........................................      1
  Section 1.1. The Offer....................................      1
  Section 1.2. Company Action...............................      3
  Section 1.3. Directors....................................      4
ARTICLE II THE MERGER.......................................      4
  Section 2.1. The Merger...................................      4
  Section 2.2. Closing......................................      5
  Section 2.3. Effective Time of the Merger.................      5
  Section 2.4. Articles of Incorporation....................      5
  Section 2.5. By-Laws......................................      5
  Section 2.6. Board of Directors; Officers.................      5
  Section 2.7. Effects of Merger............................      5
ARTICLE III CONVERSION OF COMMON STOCK......................      5
  Section 3.1. Conversion of Common Stock...................      5
  Section 3.2. Preference Stock Unaffected..................      6
  Section 3.3. Stock Options................................      6
  Section 3.4. Closing of Company Transfer Books............      6
  Section 3.5. Exchange of Certificates.....................      6
  Section 3.6. Funding of Paying Agent......................      7
  Section 3.7. Action of Shareholders.......................      7
  Section 3.8. Merger Without Meeting of Shareholders.......      8
  Section 3.9. No Further Ownership Rights in Common
     Stock..................................................      8
  Section 3.10. Dissenting Shareholders -- Common Stock.....      8
  Section 3.11. Dissenting Shareholders -- Preference
     Stock..................................................      8
  Section 3.12. Assistance in Consummation of the Merger....      9
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY....      9
  Section 4.1. Organization and Qualification...............      9
  Section 4.2. Capitalization of the Company and its
     Subsidiaries...........................................     10
  Section 4.3. Authority Relative to this Agreement.........     11
  Section 4.4. SEC Reports; Financial Statements; Title to
     Assets; Liens..........................................     11
  Section 4.5. Information Supplied.........................     12
  Section 4.6. Consents and Approvals; No Violations........     12
  Section 4.7. No Default...................................     13
  Section 4.8. No Undisclosed Liabilities...................     13
  Section 4.9. Litigation...................................     13
  Section 4.10. Compliance with Applicable Law..............     14
  Section 4.11. Employee Plans..............................     14
  Section 4.12. Environmental Matters.......................     16
  Section 4.13. Tax Matters.................................     18
  Section 4.14. Intangible Property.........................     19
  Section 4.15. Opinion of Financial Advisor................     19
  Section 4.16. Brokers.....................................     20
  Section 4.17. Labor Matters...............................     20
  Section 4.18. Absence of Certain Changes..................     20
  Section 4.19. Millennium..................................     21
  Section 4.20. Full Disclosure.............................     21
  Section 4.21. Real Property...............................     22
  Section 4.22. Contracts...................................     23

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT..........     23
  Section 5.1. Organization and Qualification...............     23
  Section 5.2. Authority Relative to this Agreement.........     23
  Section 5.3. No Conflict or Violation; Consents...........     23
  Section 5.4. Adequate Financing...........................     24
  Section 5.5. Ownership of Common Stock....................     24
  Section 5.6. Full Disclosure..............................     24
  Section 5.7. Information Supplied.........................     24
ARTICLE VI REPRESENTATIONS AND WARRANTIES REGARDING
  PURCHASER.................................................     24
  Section 6.1. Organization.................................     24
  Section 6.2. Capitalization...............................     24
  Section 6.3. Authority Relative to this Agreement.........     24
ARTICLE VII CONDUCT OF BUSINESS PENDING THE MERGER..........     25
  Section 7.1. Conduct of Business by the Company Pending
     the Merger.............................................     25
  Section 7.2. No Solicitation..............................     26
ARTICLE VIII ADDITIONAL AGREEMENTS..........................     28
  Section 8.1. Access and Information.......................     28
  Section 8.2. Indemnification..............................     28
  Section 8.3. HSR Act......................................     29
  Section 8.4. Additional Agreements Regarding Consents and
     Approvals..............................................     29
  Section 8.5. Takeover Statutes............................     30
  Section 8.6. Benefits.....................................     30
  Section 8.7. Effect of Knowledge of Breach................     30
  Section 8.8. Certain Deliveries...........................     31
ARTICLE IX CONDITIONS PRECEDENT.............................     31
  Section 9.1. Conditions to Each Party's Obligation to
     Effect the Merger......................................     31
ARTICLE X TERMINATION AND FEES..............................     32
  Section 10.1. Termination.................................     32
  Section 10.2. Effect of Termination.......................     32
  Section 10.3. Fees and Expenses...........................     32
ARTICLE XI GENERAL PROVISIONS...............................     33
  Section 11.1. Non-Survival of Representations, Warranties
     and Agreements.........................................     33
  Section 11.2. Amendment...................................     33
  Section 11.3. Notices.....................................     33
  Section 11.4. Specific Performance........................     34
  Section 11.5. Publicity...................................     34
  Section 11.6. Interpretation..............................     34
  Section 11.7. Counterparts................................     34
  Section 11.8. Entire Agreement; No Third Party
     Beneficiaries..........................................     35
  Section 11.9. Severability................................     35
  Section 11.10. Governing Law..............................     35
  Section 11.11. Assignment.................................     35
  Section 11.12. Descriptive Headings.......................     35

ANNEX
  I   Conditions to the Offer

COMPANY DISCLOSURE SCHEDULE

DEFINED TERMS                                  LOCATION
-------------                                  --------
Agreement....................................  Agreement and Plan of Merger
Business Day.................................  Section 1.1(a)
Closing......................................  Section 2.2
Closing Date.................................  Section 2.2
Commission...................................  Section 1.1(c)
Common Stock.................................  Agreement and Plan of Merger
Company......................................  Agreement and Plan of Merger
Company Disclosure Schedule..................  Article IV--Representations and Warranties of the
                                               Company
Company Representatives......................  Section 7.2(a)
Company SEC Reports..........................  Section 4.4(a)
Effective Time...............................  Section 2.3
Environmental Laws...........................  Section 4.12
Event........................................  Annex I--Conditions to the Offer
Exchange Act.................................  Section 1.1(a)
Expiration Date..............................  Section 1.1(c)
Governmental Entity..........................  Section 4.6
HSR Act......................................  Section 4.6
Indemnified Parties..........................  Section 8.2(a)
Independent Directors........................  Section 1.3
Interested Stockholder.......................  Section 4.3
Knowledge....................................  Section 11.6
Leased Property..............................  Section 4.21
Leases.......................................  Section 21
Liens........................................  Section 4.21
Material Adverse Effect......................  Section 4.1(c)
Material Legal Requirements..................  Section 5.3(b)
Merger.......................................  Agreement and Plan of Merger
Minimum Condition............................  Section 1.1(a)
Offer........................................  Agreement and Plan of Merger
Option.......................................  Section 3.3(a)
Owned Real Property..........................  Section 4.21
Parent.......................................  Agreement and Plan of Merger
Paying Agent.................................  Section 3.5
PBCL.........................................  Agreement and Plan of Merger
Per Share Amount.............................  Agreement and Plan of Merger
Permitted Liens..............................  Section 4.21
Preference Stock.............................  Section 3.2
Prohibited Result............................  Annex I(a)
Proxy Statement..............................  Section 3.7(c)
Purchaser....................................  Agreement and Plan of Merger
Release......................................  Section 4.12
Remedies.....................................  Section 10.2
Schedule 14D-1...............................  Section 1.1(c)
Schedule 14D-9...............................  Section 1.2(c)
Securities Act...............................  Section 4.3(a)
Series B Preference Stock....................  Section 3.2
Series D Preferred Stock.....................  Section 3.2
Shareholders.................................  Section 1.1(c)
Superior Proposal............................  Section 7.2(e)
Takeover Proposal............................  Section 7.2(d); Section 10.3(b)(ii)
Tender Offer Documents.......................  Section 1.1(c)
Termination Date.............................  Section 10.1(b)

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of September 15, 1998, by and among Carmeuse Lime, Inc., a Delaware corporation ("Parent"), DLC Acquisition Corp., a Pennsylvania corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Dravo Corporation, a Pennsylvania corporation (the "Company"):

                              W I T N E S S E T H:

     WHEREAS, the Boards of Directors of each of the Parent and the Purchaser have determined that it is in the best interests of their respective shareholders and the Board of Directors of the Company has determined that it is in the best interest of the Company for the Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance thereof, it is proposed that Purchaser will make a cash tender offer to acquire all issued and outstanding shares of common stock, $1.00 par value, of the Company (the "Common Stock"), at a cash purchase price of $13.00 per share (the "Per Share Amount"), without interest thereon, in accordance with the terms and subject to the conditions of this Agreement (the "Offer");

     WHEREAS, also in furtherance of such acquisition, the Boards of Directors of the Company, Parent and Purchaser have each approved the merger (the "Merger") of Purchaser with and into the Company following consummation of the Offer in accordance with the Pennsylvania Business Corporation Law (the "PBCL") upon the terms and subject to the conditions set forth herein and as a result of which the holders of Common Stock will receive the Per Share Amount for each share of Common Stock held by them at the effective time of the Merger and the Company will thereafter become a wholly owned subsidiary of Parent;

     WHEREAS, the Board of Directors of the Company has resolved to recommend acceptance of the Offer and the Merger to the holders of the Common Stock, has determined that the Per Share Amount to be paid for each share of Common Stock in the Offer and the Merger is fair to the holders of such Common Stock, and has resolved to recommend that the holders of such Common Stock accept the Offer and approve this Agreement and the Merger, if required by the PBCL, and each of the transactions contemplated hereby, each upon the respective terms and subject to the applicable conditions set forth herein; and

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Purchaser and the Company, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                   THE OFFER

SECTION 1.1. THE OFFER

     (a) Purchaser shall, and Parent shall cause Purchaser to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder (the "Exchange Act"), the Offer, as promptly as practical but in no event later than five (5) business days (as such term is defined in Rule 14e-1 under the Exchange Act (a "Business Day")) after the date of this Agreement. The Offer will be subject only to a number of shares of Common Stock being validly tendered prior to the expiration of the Offer and not properly withdrawn which would result in Purchaser's ownership of such number of shares of Common Stock that represents at least a majority of (i) the actual outstanding shares of Common Stock on a fully diluted basis including shares issuable upon exercise of outstanding options (whether or not exercisable) and other securities convertible into Common Stock and (ii) the voting power of the Company's outstanding voting securities entitled to vote on the Merger (the "Minimum Condition") and satisfaction or waiver of the further conditions set forth in Annex I hereto, any of which conditions may be waived in the sole discretion of Purchaser, subject in the case of the Minimum Condition to the limitation set forth in (d) below. Assuming all of the conditions to consummation of the

Offer that have not otherwise been waived are satisfied, Parent and Purchaser shall consummate the Offer as promptly as possible.

     (b) Upon the terms and subject to the conditions of the Offer, Purchaser shall, and Parent shall cause Purchaser to, purchase all shares of Common Stock which are validly tendered on or prior to the expiration of the Offer and not timely withdrawn as promptly as practicable. Purchaser may, at any time, transfer or assign to one or more corporations, which are direct or indirect subsidiaries of Parent, the right to purchase all or any portion of the Common Stock tendered pursuant to the Offer, but any such transfer or assignment shall not relieve Parent or Purchaser of its obligations under this Agreement or prejudice the rights of tendering holders of Common Stock to receive payment for shares of Common Stock properly tendered and accepted for payment.

     (c) The Offer shall remain open (unless the Purchaser elects to terminate the Offer upon the occurrence of an Event (as defined in Annex I)) for a period of twenty (20) Business Days from the commencement of the Offer (the "Expiration Date"), unless Purchaser shall have extended the period of time for which the Offer is open as may be permitted or required by this Agreement, or applicable law, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. On or prior to the date the Offer is commenced, Purchaser shall file, and Parent shall cause Purchaser to prepare and file, with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule 14D-1 (together with all exhibits, amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer that shall contain (as an exhibit) or incorporate by reference the Offer (or portions thereof) and forms of the related letter of transmittal and summary advertisement (the "Tender Offer Documents"). The Schedule 14D-1 shall comply in all material respects with the provisions of all applicable federal securities laws and, on the date filed with the Commission and on the date first published, sent or given to the holders of Common Stock (the "Shareholders"), shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except with respect to information furnished by the Company for inclusion in the Schedule 14D-1. Parent and Purchaser agree to promptly correct, by preparing an amendment or supplement, any information provided by them for use in the Tender Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Purchaser further agree to cause the Tender Offer Documents, as so amended or supplemented, to be filed with the Commission and disseminated to the Shareholders, in each case, as and to the extent required by applicable federal securities laws. Parent and Purchaser agree to provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the Commission or its staff with respect to the Tender Offer Documents and any amendments or supplements thereto, promptly after receipt of such comments.

     (d) Purchaser shall not, without the prior written consent of the Company,
(i) decrease or change the form of the Per Share Amount, (ii) reduce the number of shares of Common Stock sought pursuant to the Offer, (iii) amend the conditions or impose additional conditions to the Offer, (iv) amend any term of the Offer, (v) amend the Minimum Condition, or (vi) amend any other term of the Offer in a manner adverse to the holders of the Common Stock. Subject to the last sentence of paragraph (a), Purchaser may at any time, in its sole discretion, extend the Offer.

     (e) Parent shall provide or cause to be provided to Purchaser (or its transferee or assignee pursuant to the last sentence of (b) above) on a timely basis the funds necessary to purchase any shares of Common Stock that Purchaser becomes obligated to purchase under this Agreement.

     (f) Notwithstanding the first sentence of Section 1.1(c), Purchaser shall extend the Offer (i) for ten Business Days beyond the initial Expiration Date if the Minimum Condition has not then been satisfied; and (ii) on one or more occasions, in each instance for up to ten Business Days, beyond the then scheduled Expiration Date, but not beyond the Termination Date, if the Company, Parent or Purchaser receives a request for additional information from a Government Agency with respect to the Company's and Parent's filing under the HSR Act, in which case the Offer shall be extended until the waiting period under the HSR Act is terminated or until this Agreement is terminated in accordance with Section 10.1.

SECTION 1.2. COMPANY ACTION

     (a) The Company hereby approves of and consents to the Offer and represents and warrants that its Board of Directors, at a meeting duly called and held on September 14, 1998, at which a majority of the Directors were present either in person or by telephone: (i) duly approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (ii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Shareholders, (iii) recommended that the Shareholders accept the Offer and tender their shares of Common Stock pursuant to the Offer and (iv) if a meeting of the Company's shareholders is required to be called and held in accordance with applicable law, recommended that the shareholders approve this Agreement and the transactions contemplated hereby, including the Merger.

     (b) The Company further represents that Salomon Smith Barney Inc. has opined to the Board of Directors of the Company to the effect that, as of the date of this Agreement, the Per Share Amount to be received by holders of Common Stock (other than Parent and its affiliates) pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

     (c) The Company shall file with the Commission, concurrent with the filing by Purchaser of the Schedule 14D-1, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any and all amendments or supplements thereto, and including the exhibits thereto, the "Schedule 14D-9") with respect to the Offer. The Schedule 14D-9 shall comply in all material respects with the provisions of all applicable federal securities law and, on the date filed with the Commission and on the date first published, sent or given to the Shareholders, shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except with respect to information furnished by Parent or Purchaser for inclusion in the Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the Commission and to be disseminated to the Shareholders, in each case as and to the extent required by applicable federal securities laws. The Company shall mail, or cause to be mailed, such Schedule 14D-9 to the Shareholders at the same time and together with the Tender Offer Documents. The Schedule 14D-9 and the Tender Offer Documents shall contain the recommendations of the Board of Directors described in Section 1.2(a) hereof. The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect (and each of Parent and Purchaser, with respect to written information supplied by it specifically for use in the
Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to amend or supplement the information contained in the
Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the Commission and disseminated to the Shareholders, in each case, as and to the extent required by applicable federal securities laws. Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the Commission. In addition, the Company agrees to provide Purchaser and its counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the Commission or its staff with respect to the Schedule 14D-9, and any amendments or supplements thereto, promptly after the receipt of such comments or communications.

     (d) In connection with the Offer, the Company, promptly upon execution of this Agreement, shall furnish or cause to be furnished to Purchaser mailing labels containing the names and addresses of all record holders of the Common Stock and security position listings of shares of Common Stock held in stock depositories, each as of a recent date, and shall promptly furnish Purchaser with such additional information (including, but not limited to, updated lists of Shareholders and their addresses, mailing labels and security position listings) and such other information and assistance as Purchaser or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of shares of Common Stock.

SECTION 1.3. DIRECTORS

     Promptly upon the purchase by Purchaser, pursuant to the Offer, and in accordance with this Agreement of such number of shares of Common Stock as represents at least a majority of the outstanding shares of Common Stock (on a fully diluted basis) and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (a) the number of directors on the Board of Directors of the Company (after giving effect to the appointment of such directors) and (b) the percentage that such number of shares of Common Stock so purchased bears to the number of shares of Common Stock outstanding; provided, that in no event shall such number of directors be less than a majority of the total number of directors of the Company. In connection with the foregoing, the Company shall, upon written request by Purchaser, promptly (i) increase the size of the Board of Directors of the Company to the extent permitted by its Articles of Incorporation and By-Laws (and amend the Articles of Incorporation and By-Laws, if so required, to increase the size of the Board of Directors, to allow for such additional directors); and/or (ii) take all steps necessary and appropriate to secure the resignations of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board of Directors of the Company (and shall hold a Board meeting for such purpose); and (iii) cause Purchaser's designees to be so elected; provided, however, that, in the event that Parent's designees are appointed or elected to the Board of Directors, until the Effective Time the Board of Directors shall have at least two directors who are directors on the date hereof and who are neither an officer of the Company or its subsidiaries nor a designee, stockholder, affiliate or associate (within the meaning of the federal securities laws) of Parent (the "Independent Directors"); provided further, that if the number of Independent Directors shall be reduced below two for any reason, any remaining Independent Directors (or Independent Director if there is only one) shall be entitled to fill such vacancy(ies) and if no Independent Directors remain, the other directors shall designate one person who shall not be either an officer of the Company or its subsidiaries or a designee, shareholder, affiliate or associate of Parent to fill one of the vacancies which person shall be deemed to be an Independent Director for purposes of this Agreement and who shall be entitled to fill any remaining vacancy in the number of Independent Directors as provided herein. At any time after the execution hereof, at the request of Purchaser, the Company shall promptly take, at its expense, all action necessary to effect any such election, including mailing to all holders of record of its outstanding securities the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in form and substance reasonably satisfactory to Purchaser and its counsel and filing the same with the Commission. Parent or Purchaser shall supply the Company and be responsible for any information included in the filings with the Commission with respect to Purchaser and its nominees, officers, directors and affiliates required by said Section 14(f) and Rule 14f-1 of the Exchange Act. Notwithstanding anything in this Agreement to the contrary, upon consummation of the Offer and prior to the Effective Time, in addition to any other approval of the directors required by applicable law or the Articles of Incorporation or By-Laws of the Company, the affirmative vote of a majority of the Independent Directors shall be required (i) to amend or terminate this Agreement by the Company, (ii) to waive any of the Company's rights or to exercise any of its remedies hereunder, (iii) to extend the time for performance of Purchaser's obligations hereunder or (iv) to take any other action by the Company in connection with this Agreement required to be taken by the Board of Directors of the Company, whether or not such Independent Directors constitute a quorum.



                                   ARTICLE II

                                   THE MERGER

SECTION 2.1. THE MERGER

     Upon the terms and subject to the conditions hereof, at the Effective Time, Purchaser shall be merged into the Company and the separate existence of Purchaser shall thereupon cease, and the Company, as the surviving corporation in the Merger, shall by virtue of the Merger continue its corporate existence under the laws of the Commonwealth of Pennsylvania with all of its rights, privileges, immunities, powers and franchises unaffected thereby.

SECTION 2.2. CLOSING

     The closing (the "Closing") of the Merger shall take place at the offices of Buchanan Ingersoll Professional Corporation in Pittsburgh, Pennsylvania at 10:00 a.m. on the second Business Day after the conditions set forth in Article IX have been satisfied (or, to the extent permitted by applicable law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed between the Parent and the Company (the "Closing Date").

SECTION 2.3. EFFECTIVE TIME OF THE MERGER

     The Merger shall become effective at the date and time (the "Effective Time") when properly executed Articles of Merger are duly filed with the Department of State of the Commonwealth of Pennsylvania, which filing shall be made as soon as practicable following fulfillment of the conditions set forth in
Article IX hereof, or at such time thereafter as is provided in such Articles of Merger.

SECTION 2.4. ARTICLES OF INCORPORATION

     The Articles of Incorporation of the Company shall, after the Effective Time, be the Articles of Incorporation of the Company and thereafter may be amended in accordance with their terms and as provided by applicable law.

SECTION 2.5. BY-LAWS

     The By-laws of Purchaser as in effect at the Effective Time shall, after the Effective Time, be the By-laws of the Company.

SECTION 2.6. BOARD OF DIRECTORS; OFFICERS

     The directors of Purchaser immediately prior to the Effective Time shall, after the Effective Time, be the directors of the Company and the officers of the Company immediately prior to the Effective Time shall, after the Effective Time, be the officers of the Company, in each case until their respective successors are duly elected and qualified.

SECTION 2.7. EFFECTS OF MERGER

     The Merger shall have the effects set forth in Section 1929 of the PBCL.

                                  ARTICLE III

                           CONVERSION OF COMMON STOCK

SECTION 3.1. CONVERSION OF COMMON STOCK

     At the Effective Time, by virtue of the Merger and without any action on the part of any Shareholder:

          (a) All shares of Common Stock issued and outstanding immediately prior to the Effective Time which are held by the Company or any subsidiary of the Company, and any shares of Common Stock issued and outstanding immediately prior to the Effective Time owned by Parent, Purchaser or any other subsidiary of Parent, shall be canceled.

          (b) Each remaining share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock with respect to which the provisions of Section 3.10 are applicable) shall automatically be canceled and extinguished and be converted into and become solely a right to receive the Per Share Amount in cash, without interest.

          (c) Each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted and exchanged into one validly issued, fully paid and nonassessable share of Common Stock of the Company.

SECTION 3.2. PREFERENCE STOCK UNAFFECTED

     Each issued and outstanding share of the Company's $2.475 Cumulative Convertible Series B Preference Stock, par value $1.00 per share ("Series B Preference Stock"), and Series D Cumulative Convertible Changeable Preference Stock, par value $1.00 per share ("Series D Preferred Stock"), (together, the "Preference Stock") shall remain outstanding and unaffected by the Merger unless redeemed or converted pursuant to the terms and conditions of the Company's Articles of Incorporation and the applicable statement of designation preferences and rights for such Preference Stock.

SECTION 3.3. STOCK OPTIONS

     (a) Subject to paragraph (b) below, each option (an "Option") to purchase Common Stock issued by the Company which is outstanding at the Effective Time shall be canceled by virtue of the Merger, without consideration except as provided in this Section 3.3(a), and shall cease to exist. Each holder of an Option, whether or not such Option is immediately exercisable, shall be entitled to receive at the Effective Time, for each share of Common Stock issuable on exercise of such Option, an amount in cash equal to the excess of (x) the Per Share Amount over (y) the per share exercise price of the Option as in effect immediately prior to the Effective Time. No consideration shall be payable with respect to any Option if the exercise price of such Option exceeds the Per Share Amount.

     (b) The consideration due under this Section 3.3 shall be payable without interest after (x) verification by the Paying Agent of the ownership and terms of the particular Option by reference to the Company's records and (y) delivery in the manner provided in Section 3.5 of a written instrument duly executed by the owner of the Option, in a form to be provided by the Paying Agent promptly after the Effective Time, setting forth (i) the aggregate number of shares of Common Stock acquirable by such Option holder upon exercise of all Options held by such holder, whether or not such Options are immediately exercisable, the respective issue dates of each Option and the exercise price of each Option;
(ii) a representation by the person that he or she is the owner of all Options described pursuant to clause (i), and that none of those Options has expired or ceased to be exercisable; and (iii) a consent to the treatment of such Options pursuant to this Section 3.3 in full satisfaction of all rights relating to such Options.

SECTION 3.4. CLOSING OF COMPANY TRANSFER BOOKS

     At the Effective Time, the stock transfer books of the Company shall be closed with respect to Common Stock issued and outstanding immediately prior to the Effective Time and no further transfer of such Common Stock shall thereafter be made on such stock transfer books. If, after the Effective Time, valid certificates previously representing such Common Stock are presented to the Company or the Paying Agent, they shall be exchanged as provided in Section 3.5.

SECTION 3.5. EXCHANGE OF CERTIFICATES

     Prior to the Effective Time, Purchaser shall, and Parent shall cause Purchaser to, designate a bank or trust company to act as agent (the "Paying Agent") for the Shareholders to receive the funds necessary to effect the exchange for cash of certificates which, immediately prior to the Effective Time, represented Common Stock entitled to payment pursuant to Section 3.1(b). As soon as practicable after the Effective Time, the Paying Agent shall mail a transmittal form to each holder of record of certificates theretofore representing such Common Stock advising such holder of the procedure for surrendering to the Paying Agent such certificates. If a check for the Per Share Amount is to be issued in the name of a person other than the person in whose name the certificates for Common Stock surrendered for exchange are registered on the books of the Company, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Paying Agent all transfer or other taxes required by reason of the issuance of such check in the name of a person other than the registered owner of the certificates surrendered, or shall establish to the satisfaction of the Paying Agent that such taxes have been paid or are not applicable. Upon the surrender and exchange of a certificate theretofore representing Common Stock, the holder shall be paid by check, without interest thereon, the Per Share Amount for each share of Common Stock theretofore represented by such certificate and to which he or she is entitled hereunder, less only such amount required to be withheld under applicable backup withholding federal income tax regulations, and such certificate shall forthwith be canceled. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the Per Share Amount into which the Common Stock it theretofore represented shall have been converted pursuant to Section 3.1, without interest, and the Company shall not be required to pay the holder thereof the Per Share Amount to which such holder otherwise would be entitled. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of certificates theretofore representing Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar laws. If any certificates representing any Common Stock shall not have been surrendered immediately prior to such date on which any payment in respect thereof would otherwise escheat to or become the property of any governmental authority of applicable jurisdiction, the payment in respect of such certificates shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any person previously entitled thereto. Parent shall use reasonable and customary efforts to locate holders of record of Common Stock who are entitled to receive the Per Share Amount for their shares but who have not surrendered their certificates for exchange in accordance with this Section 3.5 within six (6) months after the Effective Time. In the case of any lost, mislaid, stolen or destroyed certificate, the holder of such certificate may be required, as a condition precedent to delivery to such holder of the Per Share Amount, to deliver to Purchaser a bond in such reasonable sum as security for or a reasonable indemnity agreement as indemnity against any claim that may be made against Parent, Purchaser or the Company with respect to the certificate alleged to have been lost, mislaid, stolen or destroyed.

SECTION 3.6. FUNDING OF PAYING AGENT

     Parent shall transmit by wire, or other acceptable means to the Paying Agent, at or prior to the Effective Time funds required for the exchange of all Common Stock and cancellation of all Options in accordance with this Agreement. The Paying Agent shall agree to hold such funds in trust and deliver such funds (in the form of checks of the Paying Agent) in accordance with this Section and Sections 3.3 and 3.5. Any portion of such funds which has not been paid to Shareholders or holders of outstanding Options pursuant to Section 3.3 or 3.5 within six months after the Effective Time shall promptly be paid to the party which provided such funds, and thereafter holders of certificates representing the right to receive the cash into which Common Stock or Options formerly represented by such certificates shall have been converted pursuant to Section 3.1(b) or 3.3 who have not theretofore complied with Section 3.3 or 3.5 shall look solely to the Parent for payment of the amount of cash to which they are entitled pursuant to this Agreement.

SECTION 3.7. ACTION OF SHAREHOLDERS

     (a) If required by applicable law to approve the Merger, the Company shall take all action necessary in accordance with the PBCL and its Articles of Incorporation and By-Laws to convene a meeting of its shareholders promptly after the consummation of the Offer to consider and vote upon this Agreement and the Merger. If a meeting of the Company's shareholders is to be called, the Company shall, if and to the extent requested by Purchaser but subject to the fiduciary duties of the Independent Directors, use all reasonable efforts to solicit from such shareholders proxies in favor of the adoption of this Agreement and shall take all other action reasonably necessary, or which otherwise may be reasonably requested by Purchaser, to secure a vote of such shareholders in favor of adoption of this Agreement.

     (b) At any such meeting, Purchaser shall vote or cause to be voted all of the Common Stock then owned by it or its subsidiaries in favor of adoption of this Agreement and the Company shall vote or cause to be voted all securities entitled to vote at such meeting with respect to which proxies in the form distributed by the Company have been given, and not voted against the adoption of this Agreement, in favor of adoption of this Agreement.

     (c) If necessary, the Company shall file with the Commission, and shall use all reasonable efforts to have processed to completion by the Commission, in each case at the earliest practicable date, a proxy statement or information statement, as Purchaser shall designate (the "Proxy Statement"), with respect to the adoption by the Company's shareholders of this Agreement in form and substance reasonably satisfactory to Purchaser and its counsel. The information provided by Purchaser and the Company, respectively, for use in the Proxy Statement shall be true and correct in all material respects and shall not omit to state any material fact necessary in order to make such information and the Proxy Statement not misleading as of the date of the Proxy Statement. The Proxy Statement shall contain the determination and recommendation of the Board of Directors of the Company referred to in Section 1.2.

SECTION 3.8. MERGER WITHOUT MEETING OF SHAREHOLDERS

     Notwithstanding Section 3.7, in the event that Purchaser shall acquire at least 80% or more of the outstanding shares of each class of the Company, the parties hereto agree to take all necessary and appropriate action, to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of shareholders of the Company in accordance with
Section 1924(b)(ii) of the PBCL.

SECTION 3.9. NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK

     From and after the Effective Time, the holders of Common Stock which was outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Stock except as otherwise provided in this Agreement or by law. All cash paid upon the surrender of certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Common Stock of the Company.

SECTION 3.10. DISSENTING SHAREHOLDERS -- COMMON STOCK

     Notwithstanding anything in this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Shareholders who (i) have not voted such shares in favor of the Merger and (ii) have delivered timely a written demand for appraisal of such shares in the manner provided in Chapter 15 of the PBCL shall not be canceled and converted into the right to receive the Per Share Amount described in Section 3.1(b), unless and until such Shareholder shall have failed to perfect, or effectively shall have withdrawn or lost, such Shareholder's right to appraisal and payment under the PBCL, but rather, such Shareholders shall be entitled to payment of the fair value of their shares determined and payable in accordance with the provisions of Chapter 15, Subchapter D of the PBCL. If such Shareholder shall have so failed to perfect, or effectively shall have withdrawn or lost such right, the Common Stock owned by such Shareholder shall thereupon be deemed to have been canceled and converted as described in
Section 3.1(b) at the Effective Time, and each share of Common Stock owned by such Shareholder shall represent solely the right to receive the Per Share Amount, without interest. From and after the Effective Time, no Shareholder who has demanded appraisal rights as provided in Subchapter D of the PBCL shall be entitled to vote his or her shares of Common Stock for any purpose or to receive payment of dividends or other distributions with respect to such shares (except dividends and other distributions payable to Shareholders of record at a date which is prior to the Effective Time). The Company shall give Purchaser prompt notice of all written demands received by it for appraisal of Common Stock and shall not settle or compromise any such demand without the prior written consent of Purchaser.

SECTION 3.11. DISSENTING SHAREHOLDERS -- PREFERENCE STOCK

     Notwithstanding anything in this Agreement to the contrary, shares of Preference Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders of shares of Preference Stock who
(i) have not voted such shares in favor of the Merger and (ii) have delivered timely a written demand for appraisal of such shares in the manner provided in Chapter 15 of the PBCL, unless and until such shareholder shall have failed to perfect, or effectively shall have withdrawn or lost, such shareholder's right to appraisal and payment under the PBCL, shall be entitled to payment of the fair value of their shares determined and payable in accordance with the provisions of Chapter 15, Subchapter D of the PBCL. If such shareholder shall have so failed to perfect, or effectively shall have withdrawn or lost such right, the Preference Stock owned by such shareholder shall remain outstanding and unaffected by the Merger. From and after the Effective Time, no shareholder who has demanded appraisal rights as provided in Subchapter D of the PBCL shall be entitled to vote his or her shares of Preference Stock for any purpose or to receive payment of dividends or other distributions with respect to such shares (except dividends and other distributions payable to shareholders of record at a date which is prior to the Effective Time). The Company shall give Purchaser prompt notice of all written demands received by it for appraisal of Preference Stock and shall not settle or compromise any such demand without the prior written consent of Purchaser.

SECTION 3.12. ASSISTANCE IN CONSUMMATION OF THE MERGER

     Each of Parent, Purchaser and the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Offer, the Merger, and the other transactions contemplated by this Agreement as soon as possible in accordance with the terms and conditions of this Agreement. Parent shall cause Purchaser to perform all of its obligations in connection with this Agreement.



                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Purchaser as follows (which representations and warranties are qualified by the disclosure schedule delivered by the Company to Parent prior to the date of this Agreement, a copy of which is attached hereto (the "Company Disclosure Schedule"), and by the Company SEC Reports (as defined in Section 4.4(a)):

SECTION 4.1. ORGANIZATION AND QUALIFICATION

     (a) The Company and each of its subsidiaries is a corporation duly organized, validly existing and subsisting under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

     (b) Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, the Company has no subsidiaries and does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity.

     (c) The Company has heretofore made available to Parent accurate and complete copies of its Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of the Company and each of its subsidiaries. Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company. When used in connection with any party to this Agreement, the term "Material Adverse Effect" means a material adverse effect on (i) the business, financial condition or results of operations of such party and its subsidiaries, taken as whole, except effects that are (x) generally applicable in the United States economy and/or the economy in any other region of the world which do not have a disproportionate effect on such party and its subsidiaries (as the case may be) or, (y) relate to the securities market in general, or (z) relate to such party's industry in general or (ii) the ability of such party to consummate the transactions contemplated hereby without unreasonable delay; provided, however, that (I) the institution of a lawsuit by a shareholder of Parent or the Company challenging this Agreement or the transactions contemplated hereby (or any threat to do so) shall not be deemed to be a Material Adverse Effect, and (II) with respect to the Company, the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal shall not be deemed to be a Material Adverse Effect.

SECTION 4.2. CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARIES

     (a) The authorized capital stock of the Company consists of: (i) 35,000,000 shares of Common Stock, par value $1.00 per share, of which, as of August 5, 1998, 14,718,508 shares were issued and outstanding, and (ii) (x) 1,878,870 shares of Series B Preference Stock, of which 16,000 shares are issued and outstanding; (y) 200,000 shares, of Series C Preferred Stock, par value $ 1.00 per share, of which no shares are issued and outstanding; and (z) 200,000 shares of Series D Preferred Stock, of which 200,000 shares are issued and outstanding. All of the issued and outstanding shares of Common Stock and Preference Stock have been duly authorized, validly issued, and are fully paid, nonassessable and free of preemptive rights. As of August 5, 1998, 1,373,300 shares of Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options granted by the Company to purchase shares of Common Stock issued pursuant to the Company stock incentive plans listed on Section 4.2(a) of the Company Disclosure Schedule (the "Company Stock Incentive Plans") and 1,651,456 shares of Common Stock were reserved for issuance and issuable upon conversion of the Preference Stock in accordance with its terms. Since August 5, 1998, except as set forth on Section 4.2(a) of the Company Disclosure Schedule, no shares of the Company's capital stock have been issued otherwise than pursuant to the exercise of options granted by the Company to purchase shares of Common Stock already in existence on such date, and, since July 23, 1998, no options to purchase shares of the Company Common Stock have been granted. Except as set forth above in this Section 4.2(a), there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company,
(iii) no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) of the Company or its subsidiaries to issue or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (iv) no equity equivalents, or interests in the ownership or earnings, of the Company or its subsidiaries (including stock appreciation rights) (collectively, the "Company Securities"). There are no contracts, understandings, arrangements or obligations (whether or not contingent) of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 4.2(a) of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of capital stock of the Company.

     (b) Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, (i) all of the outstanding capital stock of the Company's subsidiaries is validly issued, fully paid and nonassessable and is owned beneficially and of record by the Company, directly or indirectly, free and clear of any Lien and
(ii) there are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) of the Company or its subsidiaries to issue or sell any capital stock or other ownership interests in, or any other securities of, any subsidiary of the Company. There are no contracts, understandings, arrangements or obligations (whether or not contingent) of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or its subsidiaries is a party or to which it is bound relating to the voting of any shares of capital stock of any subsidiary of the Company.

     (c) The Company has no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which holders of the Company's outstanding securities may vote issued or outstanding.

     (d) The Company is not subject to a "rights agreement," poison pill, or similar obligation. That certain Shareholders Rights Agreement, dated April 14, 1986, by and between the Company and PNC Bank, N.A., as Rights Agent, has expired in accordance with its terms, no longer has any force or effect whatsoever and the rights issued thereunder have expired. The Company has not declared a dividend on its Common Stock since May 1987.

SECTION 4.3. AUTHORITY RELATIVE TO THIS AGREEMENT

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company (the "Company Board") and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the Merger by the affirmative vote of the holders of a majority of the votes cast by the then outstanding shares of Common Stock and Preference Stock, voting together as a single class, voting at the meeting of the Company stockholders referred to in Section 3.7 hereof). Such approval and adoption is the only vote of the holders of any class or series of the Company's capital stock necessary (under Pennsylvania law, the Company's charter or otherwise) to approve the Merger and this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefore may be brought.

     (b) The Company Board has, by a majority vote of its directors, duly and validly approved, and taken all corporate actions required to be taken by the Company Board for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) and resolved to recommend that the stockholders of the Company approve and adopt the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been (i) duly authorized by the Board of Directors of the Company prior to Parent or Purchaser becoming an "Interested Stockholder" as defined in Section 2553 of the Pennsylvania Law and, (ii) approved in such a manner as to avoid the application of Subchapter F of Chapter 25 of the Pennsylvania Law. The Company has taken all necessary corporate action so that no "business combination," "fair price," "control share acquisition" or "moratorium" statute or other similar statute or regulation of any state "blue sky" or securities law statute (including, without limitation, the provisions of Section 2538 and Subchapters F, G, H, I and J of Chapter 25 of the Pennsylvania
Law) (each, a "Takeover Statute") or any applicable anti-takeover provision in the Company's Articles of Incorporation or By-Laws is applicable to the Company or the transactions contemplated hereby.

     (c) The Company Common Stock is listed on the New York Stock Exchange (the "NYSE"). None of the Preference Stock is currently registered under the Securities Act (as defined below) nor listed on any national securities exchange and, with the exception of the Common Stock into which the Series D Preference Stock is convertible, the Preference Stock has no registration rights. The Common Stock underlying the Series D Preference Stock is subject to a Registration Rights Agreement dated September 21, 1988.

SECTION 4.4. SEC REPORTS; FINANCIAL STATEMENTS; TITLE TO ASSETS; LIENS

     (a) The Company has filed all required forms, reports and documents with the Commission since January 1, 1995, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each as in effect on the dates such forms, reports and documents were filed. The Company has heretofore delivered to Parent, in the form filed with the Commission (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 31, 1995, 1996 and 1997, (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1995 and (iii) all other reports or registration statements filed by the Company with the Commission since January 1, 1995 (the "Company SEC Reports"). None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in conformity with generally accepted accounting principles, consistently applied ("GAAP") (except, in the case of unaudited consolidated quarterly statements, which have been prepared in accordance with the instructions to Form 10-Q of the Commission and Article 10 of Regulation S-X) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments). Since December 31, 1997, except as set forth in the Company SEC Reports, there has not been any change, or any application or request for any change, by the Company or any of its subsidiaries in accounting principles, methods or policies for financial accounting or tax purposes. The financial statements of the Company have been prepared from, and are in accordance with, the books and records of the Company and its subsidiaries in all material respects.

     (b) The Company and its subsidiaries have good and marketable title to their assets, except where failure to have such good and marketable title to such assets would not have a Material Adverse Effect on the Company. Section 4.4(b) of the Company Disclosure Schedule sets forth a list of all Liens on the assets of the Company and its subsidiaries except Permitted Liens and Liens that do not have a Material Adverse Effect on the Company.

SECTION 4.5. INFORMATION SUPPLIED

     None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) Schedule 14D-1 to be filed with the Commission by Parent and/or Purchaser in connection with the Offer will, at the time the Schedule 14D-1 is filed with the Commission contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and
(ii) the Proxy Statement will, at the date mailed to stockholders of the Company and at the times of the meetings of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Schedule 14D-1 or the Proxy Statement, the Company shall promptly so advise Parent and such event shall be so described, and such amendment or supplement (which Purchaser and Parent shall have a reasonable opportunity to review) shall be promptly filed with the Commission and, as and to the extent required by law, disseminated to the stockholders of the Company. The Proxy Statement, insofar as it relates to the meeting of the Company's stockholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in such document.

SECTION 4.6. CONSENTS AND APPROVALS; NO VIOLATIONS

     Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing and recordation of the Articles of Merger as required by the PBCL and as otherwise set forth in
Section 4.6 to the Company Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 4.6 to the Company Disclosure Schedule, and assuming all filings, notifications, permits, authorizations, consents and approvals referred to in the immediately preceding sentence are duly and timely obtained or made, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of indemnification, termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except in the case of (ii) and (iii) for violations, breaches or defaults which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 4.7. NO DEFAULT

     Neither the Company nor any of its subsidiaries is in default or violation (and no event has occurred which with or without due notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its articles of incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, its subsidiaries or any of their respective properties or assets, except in the case of (ii) and
(iii) for violations, breaches or defaults which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 4.8. NO UNDISCLOSED LIABILITIES

     Except as and to the extent disclosed by the Company in the Company SEC Reports and for any liabilities or obligations arising out of matters disclosed in Section 4.8 of the Company Disclosure Schedule, none of the Company or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would be required by GAAP to be reflected in, reserved against or otherwise described in the consolidated financial statements of the Company (including the notes thereto) as of the date of such Company SEC Reports, other than any such liabilities or obligations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 4.9. LITIGATION

     Except as publicly disclosed by the Company in the Company SEC Reports, or disclosed in Section 4.9 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets which (a) individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company or (b) questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby. Except as publicly disclosed by the Company in the Company SEC Reports, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 4.10. COMPLIANCE WITH APPLICABLE LAW

     Except as publicly disclosed by the Company in the Company SEC Reports or disclosed in Section 4.10 of the Company Disclosure Schedule, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. No representation or warranty is made in this Section 4.10 with respect to Environmental Laws (as defined and addressed in Section 4.12(a)).

SECTION 4.11. EMPLOYEE PLANS

     (a) Section 4.1l(a) of the Company Disclosure Schedule lists, with respect to the Company or any of its subsidiaries (or their respective predecessors) or any trade or business (whether or not incorporated) (y) currently or formerly under common control (within the meaning of Section 4001(b) of ERISA) with the Company or (z) which together with the Company is or was treated as a single employer under Section 414(t) of the Internal Revenue Code of 1986, as amended (the "Code") (the "Controlled Group"), all (i) "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) all other severance pay, salary continuation, annual or long-term incentive, stock, phantom stock, stock appreciation right or stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, (iii) all other employee compensation or benefit plans, contracts, programs, funds, arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) which the Company or any of the Controlled Group maintains, is a party to, contributes to or has any obligation to or liability for or which cover its or their employees or former employees,
(iv) all trust, escrow or similar agreements or other funding arrangements (the "Funding Arrangements") related to the plans, contracts, programs, funds or arrangements described in clauses (i) through (iii) (the "Employee Benefit Plans") whether or not funded to which the Company or any of the Controlled Group has or is required to make payments, transfers or contributions except Employee Benefit Plans mandated by law ("Statutory Plans"). Neither the Company, nor any of the Controlled Group has any liability with respect to any plan, contract, program, fund, arrangement or practice of the type described in this
Section 4.11(a) other than the Employee Benefit Plans and the Funding Arrangements.

     (b) Copies of the following materials have been delivered or made available to Parent: (i) all current and prior plan documents for each Employee Benefit Plan or Funding Arrangement, or in the case of an unwritten Employee Benefit Plan or Funding Arrangement, a written description thereof, (ii) all determination letters from the Internal Revenue Service with respect to any of the Employee Benefit Plans or Funding Arrangements, (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports, (iv) all current and prior trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Benefit Plan or Funding Arrangement, and (v) any other documents, forms or other instruments relating to any Employee

Benefit Plan or Funding Arrangement reasonably requested by Parent. All financial information furnished with respect to any Employee Benefit Plan or Funding Arrangement is true and accurate in all material respects.

     (c) As of the date hereof, except for exceptions which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (i) all payments required to be made by or under any Employee Benefit Plan, any Funding Arrangement, or any collective bargaining agreement have been made; (ii) the Company and its subsidiaries have performed all obligations required to be performed by them under any Employee Benefit Plan or Funding Arrangement; (iii) the Employee Benefit Plans and Funding Arrangements have been administered in compliance with their terms and, if applicable, the requirements of ERISA, the Code and other applicable laws;
(iv) there are no actions, suits, arbitrations or claims (other than routine claims for benefit) pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan or Funding Arrangement; (v) the Company and its subsidiaries have no liability as a result of any "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) for any excise tax or civil penalty; and (vi) except as set forth in the Company SEC Reports, or in Section 4.11(c) of the Company Disclosure Schedule, the assets of each Funding Arrangement for each Employee Benefit Plan required to be funded equal or exceed the vested and unvested projected benefit liabilities under such Employee Benefit Plan.

     (d) If and to the extent applicable, no Employee Benefit Plan has or has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the Internal Revenue Service with respect to any Employee Benefit Plan or Funding Arrangement, nor has any lien in favor of any such plan arisen under Section 412(n) of the Code or Section 302(f) of ERISA.

     (e) Except for exceptions which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its subsidiaries have not incurred any unsatisfied withdrawal liability with respect to any Multiemployer Plan, as defined in ERISA ("Multiemployer Plan"). Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, no withdrawal liability would be assessed upon partial or complete withdrawal from any Multiemployer Plan to which the Company or any of the Controlled Group is obligated to contribute or guarantees contributions other than any such withdrawal liability which has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

     (f) Except for exceptions which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, each of the Employee Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and each trust created thereunder is exempt from tax under the provisions of
Section 501(a) of the Code.

     (g) Except as set forth on Section 4.11(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby either alone or together with the occurrence or nonoccurrence of any other event or condition will (i) result in any payment becoming due, or increase the amount of compensation or benefit due, to any current or former employee of the Company or any of the Controlled Group; (ii) increase any compensation or benefits otherwise payable under any Employee Benefit Plan or Funding Arrangement; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

     (h) Except as disclosed on Section 4.11(h) of the Company Disclosure Schedule and for exceptions which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, with respect to any insurance policy providing funding for benefits under any Employee Benefit Plan, there is no liability of the Company in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, there will be no such liability arising wholly or partially out of events occurring prior to the execution of this Agreement, nor would there be any such liability if the Company canceled such policy as of the date hereof.

SECTION 4.12. ENVIRONMENTAL MATTERS

     (a) As used in this Agreement:

          (i) "Environmental Law" means any applicable federal, state or local law, statute, code, ordinance, rule, regulation or other governmental requirement from any U.S. or foreign jurisdiction concerning the Release (as defined herein), handling, storage, processing, transportation, manufacture, distribution, treatment, disposal, permitting, remediation or other use of any solid waste, industrial waste or Hazardous Substance (as defined herein), or concerning the protection of the health or safety of employees or the public, including, by way of example but not limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. sec. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. sec. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. sec. 6901 et seq.), the Clean Water Act (33 U.S.C. sec. 1251), the Clean Air Act (42 U.S.C. sec. 7401), the Toxic Substances Control Act (15 U.S.C. sec. 2601 et seq.), and the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. sec. 136 et seq.), the Mine Safety and Health Act (30 U.S.C. sec. 801 et seq.) and the Occupational Safety and Health Act (29 U.S.C. sec. 651 et seq.), and the regulations promulgated pursuant to each of them.

          (ii) "Environmental Claim" means any written notice of violation, action, claim, lien, demand, order, injunction, judgment, decree, ruling, assessment or arbitration award or directive (conditional or otherwise) by any Governmental Entity or any person for personal injury (including sickness, disease or death), tangible or intangible property damage, diminution in value, damage to the environment or natural resources, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Release) of, or exposure to, any Hazardous Substance, odor, audible noise, or any solid or industrial waste; (b) the transportation, storage, treatment or disposal of solid waste, industrial waste or Hazardous Substances, in connection with the past or present operations of any person, any of its subsidiaries or, to the Knowledge of such person, any of their respective predecessors or assigns; or (c) the violation, or alleged violation, of any Environmental Laws, orders, injunctions, judgments, decrees, rulings, assessments, arbitration awards, Environmental Permits or ruling, order or decision of any court, arbitrator or Governmental Entity relating to such person and its environmental matters.

          (iii) "Environmental Permit" means any permit, approval, authorization, license, variance, registration, permit application, notification, program development and implementation, or permission required under any applicable Environmental Law.

          (iv) "Hazardous Substance" means any substance, material or waste which is regulated (A) under any Environmental Law or (B) by any applicable Governmental Entity in the jurisdictions in which a person or any subsidiary or any of their respective predecessors or assigns conducts or has conducted business, or (C) by the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "subject waste," "pollutant," "contaminant," "toxic waste," "toxic substance" or "residual waste" under any Environmental Law, including, but not limited to, radioactive materials, petroleum products, asbestos and polychlorinated biphenyls.

          (v) "Property" means, with respect to any person, any land, facility or operations currently or previously owned or otherwise used by such person, any of its subsidiaries or any of their respective predecessors.

          (vi) "Release" means, with respect to any person, any intentional or unintentional, continuous or intermittent release, spill, emission, seepage, leaking, pumping, uncontrolled loss, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, or any building surface, or onto or from any Property of such person, of any Hazardous Substance, including the movement of any Hazardous Substance through or in the air, soil, surface water, ground water or otherwise.

          (vii) "Remedial Action" means, with respect to any person, all actions, including, without limitation, any capital expenditures, required or voluntarily undertaken by such person to (i) clean up, remove, treat, or in any other way address any Hazardous Substance or any other material required pursuant to applicable Environmental Law or Environmental Permit;
     (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substance or any other material required pursuant to applicable Environmental Law or Environmental Permit; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care including the conduct of risk assessments and negotiation with applicable Governmental Entities regarding any Hazardous Substance or any other material required pursuant to applicable Environmental Law or Environmental Permit; or (iv) bring the Properties of such person into compliance with all applicable Environmental Laws and Environmental Permits.

     (b) Except as disclosed in any Company SEC Report or as disclosed in
Section 4.12 of the Company Disclosure Schedule, the Company and each of its subsidiaries and, to the Knowledge of the Company, each other permitted user of a Property and its use of and operations at each Property is in compliance with all applicable Environmental Laws and Environmental Permits, except where the failure to so be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

     (c) Except as disclosed in any Company SEC Report or as disclosed in
Section 4.12 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries or, to the Knowledge of the Company, any of their respective predecessors or any other user of a Property, has received any written communication from a court, Governmental Entity or any other person that alleges that the Company or any such subsidiary or predecessor or other person is not in compliance, with any Environmental Law or Environmental Permit or has liability thereunder, and, to the Knowledge of the Company, there is no basis for any such allegation except with respect to failures to so be in compliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

     (d) Except as disclosed in any Company SEC Report or as disclosed in
Section 4.12 of the Company Disclosure Schedule, (i) none of the Properties or operations of the Company or any of its subsidiaries or, to the Knowledge of the Company, any of their respective predecessors, is the subject of any investigation by any Governmental Entity, whether federal, state, local or foreign, with respect to (A) any Environmental Law or Environmental Permit, (B) any Remedial Action or (C) any Environmental Claim, which in each case, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company and (ii) the Company and each of its subsidiaries have filed all notices, obtained all Environmental Permits and conducted all Remedial Actions required under all Environmental Laws and Environmental Permits, except where the failure to file such notices, obtain such Environmental Permits or take such Remedial Actions, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its subsidiaries are in compliance with the terms and conditions of each of their Environmental Permits, except for any such noncompliance which, individually and in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect on the Company, and, except as disclosed in Section 4.12 of the Company Disclosure Schedule, to the Knowledge of the Company, no change in the facts or circumstances reported or assumed in the application for or granting of any such Environmental Permit exists.

     (e) Except as disclosed in any Company SEC Report or as disclosed in
Section 4.12 of the Company Disclosure Schedule, the Company and each of its subsidiaries and, to the Knowledge of the Company, each of their respective predecessors, have filed all notices required to be filed by them under all Environmental Laws and Environmental Permits reporting any Release, except where failure to file such notices, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

     (f) Except as disclosed in any Company SEC Report or as disclosed in
Section 4.12 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any contingent liabilities with respect to its business or, to the Knowledge of the Company, that of its predecessors, in connection with any

Hazardous Substance or Environmental Law or Environmental Permit which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company.

     (g) Except as disclosed in any Company SEC Report or as disclosed in
Section 4.12 of the Company Disclosure Schedule, underground storage tanks are not located on or under any Property for which the Company or any of its subsidiaries would be responsible or potentially responsible under any Environmental Law or Environmental Permit and there have been no Releases of Hazardous Substances on, in or under any Property for which the Company or any of its subsidiaries would be responsible or potentially responsible under any Environmental Law or Environmental Permit that in either case, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company.

     (h) Except as disclosed in any Company SEC Report or as disclosed in
Section 4.12 of the Company Disclosure Schedule, none of the Company, any of its subsidiaries or, to the Knowledge of the Company, any of their respective predecessors or any other user of a Property, is subject to any judicial, administrative or arbitral actions, suits, proceedings (public or private), written claims or governmental proceedings alleging the violation of any Environmental Law or Environmental Permit, and, to the Knowledge of the Company, there is no basis for any such claim or proceeding that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company.

     (i) Except as disclosed in any Company SEC Report or as disclosed in
Section 4.12 of the Company Disclosure Schedule, none of the Company, any of its subsidiaries or, to the Knowledge of the Company, any of their respective predecessors or any other permitted user of a Property of the Company or any of its subsidiaries, as a result of their respective past and current operations, has caused or permitted any Hazardous Substances to remain or be disposed of, either on or under any Property of the Company or any of its subsidiaries or on any real property, otherwise than in compliance with all applicable Environmental Laws and Environmental Permits, in a manner that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 4.13. TAX MATTERS

     Except as disclosed in Section 4.13 of the Company Disclosure Schedule or as disclosed in any Company SEC Report:

     (a) Subject to such exceptions which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and each of its subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company or any of its subsidiaries is or has been a member, has timely filed all federal income tax returns and all other Tax (as defined below) returns and reports required to be filed by it, (ii) all such Tax returns are complete and correct in all respects and (iii) the Company, and each of its subsidiaries paid (or the Company has paid on its subsidiaries behalf) all Taxes due in respect of the taxable periods covered by such Tax returns. The Company has previously delivered to Parent copies of all U.S. federal income Tax returns filed by the Company and each of its subsidiaries for their taxable years ended in 1995 and 1996. The liability for Taxes reflected on the balance sheet dated July 31, 1998, of the Company is sufficient for the payment of all unpaid Taxes that are accrued or applicable for any period ended on or before July 31, 1998, except for any deficiency which has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement,
(1) "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies, gaming or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of taxes and any liability in respect of taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement and (2) "Tax returns" shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including without limitation, information returns, any document with respect to or accompanying payments of Taxes or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

     (b) Subject to such exceptions which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and its subsidiaries.

     (c) Subject to such exceptions which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, no issues relating to Taxes have been raised in writing by the relevant taxing authority (whether federal, state, local or other) during any pending audit or examination. The federal income Tax returns of the Company and each of its subsidiaries consolidated in such Tax returns have been reviewed by the Internal Revenue Service for all years through its fiscal year ended December 31, 1984.

     (d) None of the Company or any of its subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     (e) None of the Company or any of its subsidiaries is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

     (f) The Company and each of its subsidiaries are not currently, have not been within the last five years, and do not anticipate becoming a "United States real property holding company" within the meaning of Section 897(c) of the Code.

SECTION 4.14. INTANGIBLE PROPERTY

     Subject to such exceptions which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Company, the Company and its subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and its subsidiaries as currently conducted or as contemplated to be conducted, and, except as set forth in the Company SEC Reports, or Section 4.14 of the Company Disclosure Schedule, the Company has no Knowledge of any assertion or claim challenging the validity or enforceability of any of the foregoing which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in Section 4.14 of the Company Disclosure Schedule or in any Company SEC Report and subject to such exceptions which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, there have been no claims made or notices that the manufacture and sale of any of the Company's products infringes the patents of any third party. To the Knowledge of the Company, each of the federal, state and international registrations pertaining to the proprietary rights and information owned by the Company and its subsidiaries is valid and in full force and effect and all required filings in association with such registrations have been properly made and all required fees have been paid, except where the failure to be in full force and effect, to have made the required filings or to have paid the required fees has not had and would reasonably not be expected to have a Material Adverse Effect on the Company.

SECTION 4.15. OPINION OF FINANCIAL ADVISOR

     Salomon Smith Barney Inc. (the "Company Financial Advisor") has delivered to the Company's Board its opinion, dated the date of this Agreement, to the effect that, as of such date, the Per Share Amount is fair to the holders of the Common Stock from a financial point of view, and such opinion has not been withdrawn or adversely modified.

SECTION 4.16. BROKERS

     No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its affiliates. The fees and commissions payable to the Company Financial Advisor, as contemplated by this Section, shall not exceed the aggregate amount set forth in that certain letter dated December 1, 1997 from the Company Financial Advisor to the Company, a true and current copy of which has been provided for Parent.

SECTION 4.17. LABOR MATTERS

     Except as set forth in Section 4.17 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any employment, severance compensation, labor or collective bargaining agreement and there are no employment, severance compensation, labor or collective bargaining agreements which pertain to employees of the Company or any of its subsidiaries. No labor organization or group of employees of the Company or any of its subsidiaries has made a pending written demand for recognition or certification. There is no labor strike, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its subsidiaries which would have or would reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 4.18. ABSENCE OF CERTAIN CHANGES

     Since December 31, 1997 and except as set forth in the Company SEC Reports and Section 4.18 of the Company Disclosure Schedule, the Company and its subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or development of a state of circumstances or facts which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of Company Common Stock, or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any amount of outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its subsidiaries;

          (c) any amendment of any material term of any outstanding security of the Company or any of its subsidiaries;

          (d) any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any indebtedness from any third party for borrowed money other than guarantees by the Company for the benefit of any of its subsidiaries and other than in the ordinary course of business and in amounts and on terms consistent with past practices;

          (e) any creation or assumption by the Company or any of its subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

          (f) any making of any loan, advance or capital contribution to or investment in any person other than loans, advances or capital contributions to or investments in wholly-owned subsidiaries or to employees of the Company made in the ordinary course of business consistent with past practices;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company;

          (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its subsidiaries relating to its assets or business (including, without limitation, the acquisition or disposition of any assets) (other than transactions and commitments contemplated by this Agreement) inconsistent with the Company's 1998 Strategic and Annual Operating Plan dated February 18, 1998 (the "1998 Plan"), which was disclosed to Parent and Purchaser prior to the date of this Agreement, or any relinquishment by the Company or any of its subsidiaries of any material contract, license or right;

          (i) any change in any method of accounting or accounting principle or practice by the Company or any of its subsidiaries, except for any such change required by GAAP or Regulation S-X promulgated under the Exchange Act ("Regulation S-X"); or

          (j) any (i) grant by the Company or any of its subsidiaries of any severance or termination pay to, or entry into any employment, termination or severance arrangement with, any director, officer or employee of the Company or any subsidiaries other than any such grant or arrangement to or with any employee of any subsidiary of the Company in the ordinary course in an amount not exceeding an amount equal to the annual compensation plus expenses relating to "COBRA" and out-placement benefits of such employee;
     (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its subsidiaries, other than in the ordinary course of business.

SECTION 4.19. MILLENNIUM

     (a) The Company is in the process of conducting an inventory and assessment of all software, computers, network equipment, technical infrastructure, production equipment and other equipment and systems that are material to the operation of its business and the businesses of its subsidiaries and that rely on, utilize or perform date or time processing ("Systems").

     (b) Any failure of any of the Company's Systems to be Year 2000 Complaint has not had and is not reasonably expected to have a Material Adverse Effect on the Company.

     (c) "Year 2000 Compliant" means a System will at all times: (i) consistently and accurately handle and process date and time information and data values before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on or utilizing dates or portions of dates; (ii) function accurately and in accordance with its specifications without interruption, abnormal endings, degradation, change in operation or other impact, or disruption of other Systems, resulting from processing date or time data with values, before, during and after January 1, 2000; (iii) respond to and process two-digit date input in a way that resolves any ambiguity as to century; and (iv) store and provide output of date information in ways that are unambiguous as to century.

SECTION 4.20. FULL DISCLOSURE

     None of the representations or warranties of the Company contained in this
Article 4 nor any of the disclosures contained in the Company Disclosure Schedule contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are to be made, not misleading, subject to such exceptions which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The documents furnished by the Company pursuant to this Agreement are in all material respects true and correct copies of such documents.

SECTION 4.21. REAL PROPERTY

     (a) Section 4.21(a) of the Company Disclosure Schedule lists all material real property owned by the Company or any of its subsidiaries (the "Owned Real Property"). The Company has good and marketable title in fee simple to the Owned Real Property and, except as indicated in Section 4.21(a) of the Company Disclosure Schedule, the Owned Real Property and all mineral reserves located thereon are owned free and clear of any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, mortgage, lease, license, easement, right of first refusal or other encumbrance ("Liens") other than for Permitted Liens.

     (b) Section 4.21(b) of the Company Disclosure Schedule contains a list of all leases and subleases (the "Leases"), with respect to all material real property leased by the Company or any of its subsidiaries (the "Leased Property").

     (c) The Company and its Subsidiaries have the mineral reserves disclosed in pages 1-7 of the 1997 Form 10-K. There are no material zoning or land use restrictions or covenants which would materially inhibit the surface or subsurface mining or quarrying process where such mineral reserves are located.

     (d) The Liens affecting the Owned Real Property or Leased Property do not and will not, with respect to each Owned Real Property or Leased Property, individually or in the aggregate, materially impair the Company's or its subsidiary's ability to use the Owned Real Property or Leased Property in the operation of the Company's or its subsidiary's business as presently conducted. To the Knowledge of the Company, the Company or its subsidiary has access to public roads, streets or the like or valid easements over private streets, roads or other private property for such ingress to and egress from the Owned Real Property and the Leased Property, except as would not materially impair the Company's or its subsidiary's ability to use any such Owned Real Property or Leased Property in the operation of the Company's or its subsidiary's business as presently conducted or for the purposes for which such Owned Real Property or Leased Property is held by the Company or its subsidiary.

     (e) Neither the Company nor any of its subsidiaries has received any notice of any violation of any applicable building, zoning, land use or other similar statutes, laws, ordinances, regulations, permits or other requirements in respect of the Owned Real Property and the Leased Property, and to the Knowledge of the Company, there does not exist any such violations which adversely affect the ability of the Company and its subsidiaries to use the Owned Real Property or Leased Property in the manner and scope in which it is now being used except for violations which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has received any notice that any, and to the Knowledge of the Company, no operations on or uses of the Owned Real Property and the Leased Property constitute non-conforming uses under any applicable building, zoning, land use or other similar statutes, laws, ordinances, regulations, permits or other requirements other than (i) non-conforming uses that are legal non-conforming uses, (ii) non-conforming uses that have been conducted with sufficient continuity so as to preserve the right to continue the existing operations and uses and any similar operations and uses for such property in the future, and (iii) non-conforming uses which, individually and in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has Knowledge of or has received notice of any pending or contemplated condemnation, eminent domain or rezoning proceeding affecting the Owned Real Property or the Leased Property.

     (f) Neither the Company nor any of its subsidiaries has received any notice from any insurance carrier regarding defects or inadequacies in the Owned Real Property or Leased Property which, if not corrected, would result in termination of the Company's or its subsidiaries' insurance coverage or any material increase in the cost thereof, and the Company has no Knowledge of any such defects or inadequacies.

     (g) "Permitted Liens" means, with respect to any asset, (i) covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title (other than a Lien securing any indebtedness) with respect to such asset which, individually or in the aggregate, do not materially detract from the value of, or materially interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset or the use or occupancy for which such asset is held by a person; (ii) unfiled mechanic's, materialmen's and similar Liens with respect to amounts not yet due and payable or which are being contested in good faith through appropriate proceedings; (iii) Liens for taxes not yet delinquent or which are being contested in good faith through appropriate proceedings; and (iv) Liens securing rental payments under capital lease arrangements.

SECTION 4.22. CONTRACTS

     Section 4.22 of the Company Disclosure Schedule sets forth a list of all material sales contracts and agreements to which the Company or any subsidiary is a party (the "Material Contracts"). All such contracts and agreements are in full force and effect and are binding on the parties thereto. No default by the Company or any of its subsidiaries has occurred thereunder, and to the Knowledge of the Company, no default by the other contracting parties has occurred thereunder, other than defaults which, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company as follows:

SECTION 5.1. ORGANIZATION AND QUALIFICATION

     Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted.

SECTION 5.2. AUTHORITY RELATIVE TO THIS AGREEMENT

     Parent has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The submission of the Offer, the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors. This Agreement constitutes a valid and binding obligation of Parent enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the transactions contemplated hereby.

SECTION 5.3. NO CONFLICT OR VIOLATION; CONSENTS

     (a) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby by Parent will, directly or indirectly (with or without notice or lapse of time)
(i) contravene, conflict with, or result in a violation of (A) any provision of the Certificate of Incorporation or By-Laws of Parent, or (B) any resolution adopted by the board of directors or the shareholders of Parent; or (ii) contravene, conflict with, or result in a violation of, or give any Governmental Entity or other person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any material order, permit, regulation, statute or rules ("Material Legal Requirements") to which Parent, its subsidiaries, or any of the assets owned or used by Parent or its subsidiaries, may be subject;

     (b) Except as referred to herein or in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, the Exon-Florio Act, filing of the Articles of Merger and the environmental, corporation, securities or blue sky laws or regulations of the various states, no consent, approval, or authorization of, or registration or filing with, any Governmental Entity or any other person is required for the execution and delivery of this Agreement by the Parent and the Purchaser or the consummation of the Offer and the Merger.

SECTION 5.4. ADEQUATE FINANCING

     Parent has adequate funds to consummate the Offer and the Merger and perform its other obligations under this Agreement, to refinance the existing indebtedness of the Company and its subsidiaries and to satisfy the reasonably anticipated working capital requirements of the Company and its subsidiaries after the Closing.

SECTION 5.5. OWNERSHIP OF COMMON STOCK

     Neither Parent nor Purchaser beneficially owns or otherwise has an interest in any Common Stock or Preference Stock.

SECTION 5.6. FULL DISCLOSURE

     None of the representations or warranties of Parent or Purchaser contained in this Article 5 or Article 6 contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are to be made, not misleading, subject to such exceptions which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

SECTION 5.7. INFORMATION SUPPLIED

     None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference into (i) the Company's Schedule 14D-9 or, if necessary (ii) the Proxy Statement will at the time they are filed with the Commission contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements, therein not misleading. If at any time prior to the Effective Time, any event with respect to Parent, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment to the Schedule 14D-1, 14D-9 or Proxy Statement, Parent shall promptly so advise the Company and such event shall be so described, and such amendment or supplement (which if not prepared by the Company shall be reviewed by the Company) shall be promptly filed with the Commission and, as and to the extent required by law, disseminated to the shareholders of the Company.

                                   ARTICLE VI

               REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER

     Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

SECTION 6.1. ORGANIZATION

     Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Purchaser has not engaged in any business (other than certain organizational matters) since it was incorporated.

SECTION 6.2. CAPITALIZATION

     The authorized capital stock of Purchaser consists of 20,000,000 shares of Common Stock, par value $0.01 per share, of which 14,718,508 shares are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all liens, charges, claims, security interests or encumbrances.

SECTION 6.3. AUTHORITY RELATIVE TO THIS AGREEMENT

     Purchaser has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and sole shareholder, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and the transactions contemplated hereby. Except as referred to herein or in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, the Exon-Florio Act, filing of the Articles of Merger, and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Purchaser of the Offer, the Merger or the transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals as will be timely made or obtained or the failure to make or obtain would not prevent the consummation of the transactions contemplated hereby.

                                  ARTICLE VII

                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 7.1. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER

     Prior to the Effective Time, unless Parent shall otherwise agree in writing:

          (a) the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course and in compliance with all applicable Material Legal Requirements and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its commercially reasonable efforts to preserve its business organization intact and to maintain its existing relations with customers, suppliers, employees, creditors and business partners;

          (b) the Company shall not, directly or indirectly, amend its or any of its subsidiaries', articles or certificate of incorporation or bylaws or similar organizational documents;

          (c) the Company shall not, and it shall not permit any of its subsidiaries to: (i) (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock or that of any of its subsidiaries (other than regularly scheduled dividends on the Preference Stock in accordance with the terms of the Preference Stock) or (B) redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock (or options, warrants, calls, commitments or rights of any kind to acquire any shares of capital stock) or that of any of its subsidiaries, other than redemptions of Preference Stock required by the Company's Articles of Incorporation; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its subsidiaries, other than Common Stock issuable upon the exercise of the Options, or upon the conversion of the Series B Preferred or Series D Preferred outstanding on the date hereof; or (iii) split, combine or reclassify the outstanding capital stock of the Company or of any of its subsidiaries;

          (d) the Company shall not, and it shall not permit any of its subsidiaries to, acquire or agree to acquire, or dispose of or agree to dispose of, any material assets other than in the ordinary course of business, either by purchase, merger, consolidation, sale of shares in any of its subsidiaries or otherwise;

          (e) the Company shall not, and it shall not permit any of its subsidiaries to, transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of the Owned Real Property or Leased Property (except for mortgages on such real property existing on the date hereof) or, other than in the ordinary course of business, intellectual properties;

          (f) neither the Company nor any of its subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by the Company or any of its subsidiaries to any of its officers, directors or key employees, except for (A) increases in the ordinary course of business consistent with past practices or to the extent required by any contract, and (B) payment immediately prior to consummation of the Offer, of a pro rata portion of the 1998 target award under the Company's Annual Incentive Plan for which amounts have been accrued on the Company's financial statements, or (ii) (A) adopt any new, (B) grant any award under any, or
     (C) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under, any existing employee benefit or compensation plan other than as contemplated by this Agreement or in accordance with the provisions of such benefit plan; or (iii) increase the number of directors of the Company, enter into or modify or amend any existing employment or severance agreement with or, grant any severance or termination rights to any officer, director or employee of the Company or any of its subsidiaries or terminate any of the employees of the Company other than in the ordinary course of business; or (iv) enter into or modify in any material respect any collective bargaining agreement;

          (g) neither the Company nor any of its subsidiaries shall modify, amend or terminate in any material respect any of its Material Contracts or waive, release or assign any material rights or claims;

          (h) neither the Company nor any of its subsidiaries shall: (i) incur or assume any indebtedness other than indebtedness with respect to working capital in amounts consistent with past practice; (ii) materially modify any existing indebtedness or obligation; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a subsidiary), other than immaterial amounts in the ordinary course of business consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company or customary advances to employees in accordance with past practice); or (v) enter into any material commitment or transaction other than in the ordinary course of business;

          (i) neither the Company nor any of its subsidiaries shall change any of the accounting methods, practices or policies used by it, unless required by generally accepted accounting principles or SEC rules and regulations;

          (j) the Company shall not, and it shall not permit any of its subsidiaries to, make or agree to make any capital expenditures, except for capital expenditures that are not materially inconsistent with the 1998 Plan;

          (k) the Company shall not, and it shall not permit any of its subsidiaries to, make any material tax election (unless required by law) or settle or compromise any material income tax liability;

          (l) the Company shall not, and it shall not permit any of its subsidiaries to, (i) waive the benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party, or (ii) pay, discharge or satisfy any legal proceeding, other than a payment, discharge or satisfaction, (A) involving payments by the Company or its subsidiaries of less than $100,000 in the aggregate, or (B) for which liabilities are fully reflected on or are fully reserved against in the Company's most recent consolidated financial statements (or the notes thereto) included in the Company SEC Reports, in each case in complete satisfaction, and with a complete release, of such matter with respect to all parties to such matter;

          (m) the Company shall not, and it shall not permit any of its subsidiaries to, make any payment or incur any liability or obligation for the purpose of obtaining any consent from any third party to the transactions contemplated hereby; and

          (n) neither the Company nor any of its subsidiaries shall enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

SECTION 7.2. NO SOLICITATION

     (a) The Company shall, and shall cause its subsidiaries, officers, directors, employees, counsel, investment bankers, financial advisers, accountants, other representatives and agents (collectively, the "Company Representatives") to immediately as of the date hereof cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as defined below). The Company shall not, and shall not authorize or permit any Company Representative to, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal; (ii) participate in any discussions or negotiations regarding any Takeover Proposal; or (iii) enter into any agreement with respect to any Takeover Proposal; provided, however, that, if at any time prior to the Effective Time, the Board of Directors of the Company determines in good faith, in consultation with its legal counsel, that it is necessary to do so in order to comply with its fiduciary duties, the Company may, in response to an unsolicited Takeover Proposal, and subject to compliance with Section 7.2(c),
(x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement and (y) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Company Representative shall be deemed to be a breach of this Section 7.2(a) by the Company.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall: (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Offer or the Merger; (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal; or (iii) cause the Company to enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of the Company determines in good faith, in consultation with its legal counsel as to legal matters, that it is necessary to do so in order to comply with its fiduciary duties, the Board of Directors of the Company may withdraw or modify its approval or recommendation of this Agreement, the Offer and the Merger, approve or recommend a Superior Proposal (as defined below) or cause the Company to enter into an agreement with respect to a Superior Proposal, but in each case only at a time that is after the fifth Business Day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal.

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 7.2, the Company shall promptly advise Parent orally of any request for information or of any Takeover Proposal (including the terms of such Takeover Proposal).

     (d) "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any: (A) merger, consolidation or similar transaction involving the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of the Company or its subsidiaries outside the ordinary course of business representing 10% or more of the consolidated assets of the Company and its subsidiaries, (C) issue, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the voting power of the Company or (D) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange
Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of more than 20% of the outstanding Common Stock, in each case, other than the transactions with Parent contemplated by this Agreement.

     (e) "Superior Proposal" means any bona fide written offer for a Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 20% of the outstanding Common Stock on a fully diluted basis or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment in consultation with a financial advisor of nationally recognized reputation that the consideration offered pursuant to such Takeover Proposal is more favorable to the Shareholders than the Offer and the Merger from a financial point of view.

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

SECTION 8.1. ACCESS AND INFORMATION

     The Company and its subsidiaries shall (a) afford to Parent and its accountants, counsel and other representatives full access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Time to all of their properties, books, contracts, commitments, records and personnel, and (b) during such period, furnish promptly to Parent (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent shall hold, and shall cause its employees and agents to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreement dated April 28, 1998 between Parent and the Company.

SECTION 8.2. INDEMNIFICATION

     (a) Until, and after, the Effective Time, the Purchaser's Bylaws shall contain indemnification and limitation of liability provisions which are substantially identical to the indemnification and limitation of liability provisions of Article XVII of the By-laws of the Company, and such provisions shall not be amended, repealed or otherwise modified in any manner that would make any of such provisions less favorable to the directors, officers and employees of the Company than pertain to such persons on the date hereof. Without limiting the foregoing, from the Effective Time and for a period of six years after the Effective Time, Parent shall, (i) indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries and of Purchaser (collectively, the "Indemnified Parties"), from and against, and pay or reimburse the Indemnified Parties for, all losses, obligations, expenses, claims, damages or liabilities resulting from third-party claims (and involving claims by or in the right of the Company) and including interest, penalties, out-of-pocket expenses and attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder resulting from or arising out of actions or omissions of such Indemnified Parties occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent permitted or required under (A) applicable law, (B) the articles of incorporation or by-laws of the Company or Purchaser in effect on the date of this Agreement, including, without limitation, provisions relating to advances of expenses incurred in the defense of any action or suit, or (C) any indemnification agreement between the Indemnified Party and the Company; and
(ii) advance to any Indemnified Parties expenses incurred in defending any action or suit with respect to such matters, in each case to the extent such Indemnified Parties are entitled to indemnification or advancement of expenses under the Company's or Purchaser's articles of incorporation and by-laws in effect on the date hereof and subject to the terms of such articles of incorporation and by-laws; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of each such claim shall continue until final disposition of such claim.

     (b) Any Indemnified Party wishing to claim indemnification under Section 8.2(a) shall provide notice to the Parent promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Parent (at its expense) to assume the defense of any claim or any litigation resulting therefrom; provided, however, that (i) counsel for the Parent who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party and the Indemnified Party may participate in such defense at such Indemnified Party's expense, and
(ii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Parent of its indemnification obligation under this Agreement, except to the extent that such omission results in a failure of actual notice to the Parent, and the Parent is actually prejudiced as a result of such failure to give notice. In the event that the Parent does not accept the defense of any matter as above provided, or counsel for the Indemnified Parties advises the Indemnified Parties in writing that there are issues that raise conflicts of interest between the Parent and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Parent shall pay all reasonable fees and expenses of such counsel for the

Indemnified Parties promptly as statements therefor are received; provided, however, that the Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); provided, further, however, that the Parent shall not be responsible for the fees and expenses of more than one counsel for all of the Indemnified Parties. In any event, the Parent and the Indemnified Parties shall cooperate in the defense of any action or claim. The Parent shall not, in the defense of any such claim or litigation, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.

     (c) This Section 8.2 is intended for the benefit of, and to grant third party rights to, persons entitled to indemnification under this Section 8.2 and the benefits of Article XVII of the By-laws of the Company, whether or not parties to this Agreement, and each of such persons shall be entitled to enforce the covenants contained in this Section 8.2.

     (d) If Parent or the Company, as the case may be, or any of their respective successors or assigns (i) reorganizes or consolidates with or merges into any other person and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation or merger, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or persons, then, and in such case, proper provision will be made so that the successors and assigns of Parent or the Company assume all of the obligations of Parent or the Company, as the case may be, as set forth in this Section 8.2.

     (e) Parent shall use commercially reasonable efforts for a period of six years after the Effective Time to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time, including but not limited to the transactions contemplated by this Agreement, covering each person currently covered by the Company's existing officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in satisfying its obligation under this paragraph (e), Parent shall not be obligated to pay premiums in excess of 150% of the amount per annum the Company paid in 1997, and provided further that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such amount.

SECTION 8.3. HSR ACT

     The Company and Parent shall use their best efforts to file as soon as practicable notifications under the HSR Act in connection with the Offer, the Merger and the transactions contemplated by this Agreement and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. The Company and Parent agree to coordinate and, to the extent not inconsistent with their respective legal obligations, cooperate with each other in making all such filings and responses.

SECTION 8.4. ADDITIONAL AGREEMENTS REGARDING CONSENTS AND APPROVALS

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings under the HSR Act and with all applicable Governmental Agencies) and to lift any injunction or other legal bar to the Offer and the Merger (and, in such case, to proceed with the Offer and the Merger as expeditiously as possible) subject, however, in the case of this Agreement, to the appropriate vote (if required) of the Company's shareholders. Notwithstanding the foregoing, without Parent's prior written consent, the Company shall not obtain any consent that will affect Parent or the Company to either of their economic detriment, including any modification of any Material Contract or Company license or permit. Each party shall promptly inform the other of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filing or any such transaction. Neither party shall participate in any meeting with any Governmental Entity in respect of any such filing, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

     (b) Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which may become payable in connection with the Offer or the Merger.

     (c) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent or the Company shall take all such necessary action.

SECTION 8.5. TAKEOVER STATUTES

     If any "business combination," "fair price," "control share acquisition" or "moratorium" statute or other similar statute or regulation or any state "blue sky" or securities law statute shall become applicable to the transactions contemplated hereby, the Company and the Board of Directors of the Company shall, to the extent consistent with applicable law, grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of such statute or regulations on the transactions contemplated hereby; provided, that this Section
8.5 shall not require the Company to seek to amend its Articles of Incorporation to opt out of Subchapter E of Chapter 25 of the PBCL.

SECTION 8.6. BENEFITS

     (a) Until at least December 31, 1999, Parent will cause the Company (and its successors or assigns) to maintain, at its option, either (i) the employee benefit plans of the Company and its subsidiaries in effect on the date of this Agreement or (ii) other benefits to employees of the Company and its subsidiaries that are not materially less favorable in the aggregate to such employees than those in effect on the date of this Agreement; provided, however, that the Company will not maintain any plan or arrangement that provides for issuance of securities of the Company.

     (b) Notwithstanding anything in this Agreement to the contrary, prior to consummation of the Merger, the Company may pay eligible participants a pro rata portion (from January 1, 1998 through the Effective Time) of the 1998 target award under the Company's Annual Incentive Plan, for which amounts have been accrued on the Company's financial statements through such date.

     (c) Parent acknowledges the existence of those certain agreements between the Company and various employees and former employees of the Company set forth in Section 8.6(c) of the Company Disclosure Schedule, and Parent agrees that after the Effective Time such agreements shall continue to be an obligation of the Company and shall remain in full force and effect.

     (d) Until at least March 31, 2000, Parent or its affiliates shall maintain the Company's Pittsburgh, Pennsylvania office.

SECTION 8.7. EFFECT OF KNOWLEDGE OF BREACH

     (a) Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, the Company's failure to disclose any matter required to be disclosed on the Company Disclosure Schedule, Parent and Purchaser agree that no representation or warranty made by the Company in this Agreement shall be deemed to be inaccurate or incorrect, and the Company shall not be deemed to be in breach of this Agreement, if the Parent, Purchaser or its representatives had actual knowledge on the date hereof of any such undisclosed matter or that any such representation or warranty was inaccurate or incorrect.

     (b) The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, or the Parent as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the business, financial condition, or results of operations of it and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in business, financial condition or results of operations of it and its subsidiaries taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 8.7(b) shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 8.8. CERTAIN DELIVERIES

     After consummation of the Offer and prior to the Merger, the Company shall deliver or cause to be delivered to Parent and Purchaser (i) a certificate of the Company, signed by the Company's President and Chief Executive Officer and by the Company's Senior Vice President and Chief Financial Officer, to the effect that (a) all of the representations and warranties of the Company contained in this Agreement are true and correct on the Closing Date in all respects, expect for such breaches which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, and (b) the Company has performed in all material respects all obligations and complied with all material agreements and covenants to be performed or complied with by it under the Agreement, other than failures to perform or comply which have not had and would not reasonably be expected to have, a Material Adverse Effect; and (ii) an opinion of counsel as to such matters regarding this Agreement, the Company and the Merger as Parent and Purchaser may reasonably request.

                                   ARTICLE IX

                              CONDITIONS PRECEDENT

SECTION 9.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

     The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) The Offer shall have been consummated in accordance with its terms.

          (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) This Agreement shall have been adopted by the requisite vote of the Company's shareholders or, if permitted by Section 1924(b)(1)(ii) of the PBCL, by the Board of Directors of the Company.

          (d) No preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such injunction lifted).

                                   ARTICLE X

                              TERMINATION AND FEES

SECTION 10.1. TERMINATION

     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Company's shareholders:

          (a) by mutual consent of the Board of Directors of Parent and the Board of Directors of the Company;

          (b) by either Parent or the Company if the Offer shall not have been consummated on or before 90 days from date of Agreement (the "Termination Date") (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations under this Agreement);

          (c) by the Company if any of the conditions specified in Section 9.1 have not been satisfied or waived by the Company at such time as such condition is no longer capable of satisfaction;

          (d) by Parent if any of the conditions specified in Section 9.1 have not been satisfied or waived by Parent at such time as such condition is no longer capable of satisfaction;

          (e) by the Company, if Parent or Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to a failure of condition set forth in Section 9.1 or Annex I, and (ii) cannot be or has not been cured within thirty (30) days after the giving of notice to Parent of such breach;

          (f) by the Company, in connection with entering into an agreement for a Superior Proposal as expressly permitted by Section 7.2, provided the Company has complied with all provisions thereof, including the notice provisions therein.

SECTION 10.2. EFFECT OF TERMINATION

     In the event of termination of this Agreement by either Parent or the Company, as provided in Section 10.1, this Agreement shall forthwith become void and of no further force and effect; provided, however, that each of the parties shall be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available to it at law or in equity for any breach of this Agreement ("Remedies") which occurred prior to such termination unless Parent is entitled to payment of the fee provided for in Section 10.3(b), in which case this Agreement shall be of no further force or effect, the Company shall have no other or further obligation to Parent or Purchaser (except payment of such fee) and neither Purchaser nor Parent shall have any Remedies against Company or any subsidiary under this Agreement.

SECTION 10.3. FEES AND EXPENSES.

     (a) Except as provided in subsection (b) below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     (b) (i) If either (A)(i) the Company receives a bona fide Takeover Proposal at any time after the date of this Agreement and prior to the termination of this Agreement, (ii) this Agreement terminates prior to the consummation of the Offer for any reason (other than a breach of this Agreement by Parent or Purchaser), and (iii) by the date which is six months after the date of termination of this Agreement, either (1) a Takeover Proposal with a third party is consummated, or (2) the Company enters into an agreement for a Takeover Proposal with a third party which is thereafter consummated, or (B) the Company terminates this Agreement pursuant to Section 10.1(f), then, in either event, the Company shall pay to Parent, by wire transfer of immediately available funds, within two days after the consummation of the Takeover Proposal or Superior Proposal, as the case may be, a fee of $9,500,000 (the "Topping Fee").

     (ii) For the purposes of subparagraph (b)(i)(A)(iii) of this Section 10.3 only, the term "Takeover Proposal" shall mean any proposal or offer from any person relating to any: (A) merger, consolidation or similar transaction involving the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of the Company or its subsidiaries outside the ordinary course of business representing 10% or more of the consolidated assets of the Company and its subsidiaries, (C) issue, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the voting power of the Company or (D) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange
Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of more than 50% of the outstanding Common Stock, in each case, other than the transactions with Parent and Purchaser contemplated by this Agreement.

                                   ARTICLE XI

                               GENERAL PROVISIONS

SECTION 11.1. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

     All representations and warranties set forth in this Agreement shall terminate at the Effective Time. All covenants and agreements set forth in this Agreement shall survive in accordance with their terms.

SECTION 11.2. AMENDMENT

     This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval hereof by the shareholders of the Company, but, after such approval, no amendment shall be made which changes the Per Share Amount or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 11.3. NOTICES

     All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender's telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, or (c) one Business Day after the date when sent to the recipient by reputable same day or next day courier service (charges prepaid). Such notices, demands and other communications shall be sent to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              If to the Company:

              Dravo Corporation
              11 Stanwix Street
              11th Floor
              Pittsburgh, PA 15222
              Attention: Carl E. Gilbert, President and Chief Executive Officer

              With a copy to:

              Buchanan Ingersoll Professional Corporation
              301 Grant Street
              Pittsburgh, Pennsylvania 15219
              Attention: Michael J. Flinn
              Telecopy No.: (412) 562-1041

              If to Parent or Purchaser:

              Carmeuse Lime, Inc.
              390 E. Joe Orr Road
              Chicago Heights, IL 60411
              Attention: President
              Telecopy: (708) 757-1300

              with a copy to:

              Carmeuse Lime, Inc.
              390 E. Joe Orr Road
              Chicago Heights, IL 60411
              Attention: General Counsel
              Telecopy: (708) 757-1300

SECTION 11.4. SPECIFIC PERFORMANCE

     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 11.5. PUBLICITY

     Each party's initial press release with respect to the execution of this Agreement has been previously approved by the other parties. Following such initial press releases, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Offer, the Merger, this Agreement or the other transactions between the parties contemplated hereby without the prior consultation of the other parties, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

SECTION 11.6. INTERPRETATION

     The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law shall also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) including means "including but not limited to"; (c) "or" is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; (e) "$" means the currency of the United States of America; (f) "person" means any individual or entity; and (g) "Knowledge" of any person that is an entity (or similar language) means the actual knowledge of its executive officers after reasonable investigation. When a reference is made in this Agreement to Sections or paragraphs, such reference shall be to a Section or paragraphs of this Agreement unless otherwise indicated.

SECTION 11.7. COUNTERPARTS

     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 11.8. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES

     This Agreement and the Confidentiality Agreement between the parties dated April 28, 1998: (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) other than the provisions of
Section 8.2, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give to any person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

SECTION 11.9. SEVERABILITY

     In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

SECTION 11.10. GOVERNING LAW

     This Agreement and the legal relations between the parties hereto will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the choice of law principles thereof.

SECTION 11.11. ASSIGNMENT

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 11.12. DESCRIPTIVE HEADINGS

     The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

ATTEST:                                         CARMEUSE LIME, INC.

--------------------------------------------    --------------------------------------------
By:                                             By:
Title:                                          Title:

ATTEST                                          DLC ACQUISITION CORP.

--------------------------------------------    --------------------------------------------
By:                                             By:
Title:                                          Title:

ATTEST:                                         DRAVO CORPORATION

--------------------------------------------    --------------------------------------------
By:                                             By:
Title:                                          Title:

     Carmeuse S.A. hereby unconditionally and jointly and severally guarantees the obligations of Parent and Purchaser under this Agreement.

ATTEST                                          CARMEUSE S.A.

--------------------------------------------    --------------------------------------------
By:                                             By:
Title:                                          Title:

                                                                         ANNEX I

                            CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered shares of Common Stock promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered shares of Common Stock and (except as provided in this Agreement) amend or terminate the Offer as to any shares of Common Stock not then paid for if (i) the Minimum Condition is not satisfied, (ii) any applicable waiting period under the HSR Act or the Exon-Florio Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of this Agreement and before the time of acceptance of payment for any such shares (whether or not any shares have theretofore been accepted for payment or paid for pursuant to the Offer) of Common Stock any of the following events (each, an "Event") shall have occurred (each of paragraphs
(a) through (h) providing a separate and independent condition to Purchaser's obligations pursuant to the Offer):

          (a) there shall be pending or in effect an injunction or other order, decree, judgment or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted, or taken by a governmental authority or a governmental, regulatory or administrative agency or commission of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) prohibits or restricts the ownership or operation by Parent (or any of its affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material in light of the size and scope of the business of the Company and its subsidiaries taken as a whole, or compels Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of the Company and its subsidiaries taken as a whole, (iii) imposes material limitations on the ability of Parent effectively to acquire or to hold or to exercise full rights of ownership of the Common Stock, including, without limitation, the right to vote the Common Stock purchased by Purchaser on all matters properly presented to the shareholders of the Company, or (iv) imposes any material limitations on the ability of Parent or any of its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company and its subsidiaries (each of clauses (i) through (iv) being referred to as a "Prohibited Result"); or

          (b) an action or a proceeding shall have been commenced by a Governmental Entity under federal or state antitrust laws or any other applicable law before any court or any governmental or other administrative or regulatory authority or agency, domestic or foreign, which would reasonably be expected to have a Prohibited Result; or

          (c) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or
     (vi) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof; or

          (d) the representations and warranties of the Company contained in the Agreement shall not be true and correct on and as of the Expiration Date, with the same force and effect as if made on and as of the Expiration Date, in all respects, except for such breaches which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company; or

          (e) the Company shall have failed to perform in all material respects any obligation or to comply with any material agreement or covenant to be performed or complied with by it under the Agreement, which failure to perform has had or would reasonably be expected to have a Material Adverse Effect on the Company; or

          (f) the Company shall have failed to obtain any consent from any third-party required to be obtained by it in order to permit consummation of the Offer, other than those consents the failure of which to obtain would not have and would not reasonably be expected to have, a Material Adverse Effect on the Company;

          (g) the Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

          (h) the Offer shall not have been consummated by the Termination Date.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances giving rise to such Event (not including any action or inaction by Parent) or may be waived by Parent or Purchaser in whole at any time or in part from time to time in its reasonable discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

COMPANY DISCLOSURE SCHEDULE

     The following is a list of the omitted Company Disclosure Schedules to the Agreement and Plan of Merger filed herewith as Exhibit (c)(1):

Section 4.1(b)    -- Subsidiaries
Section 4.2(a)    -- Capitalization
Section 4.2(b)    -- Lien on Securities
Section 4.4(b)    -- Lien on Assets
Section 4.6       -- Consents and Approvals
Section 4.8       -- Undisclosed Liabilities
Section 4.9       -- Litigation
Section 4.10      -- Compliance with Applicable Law
Section 4.11      -- List of Employee Plans
Section 4.12      -- Environmental Matters
Section 4.13      -- Tax Matters
Section 4.14      -- Intangible Property
Section 4.17      -- Labor Matters
Section 4.18      -- Absence of Certain Changes
Section 4.21(a)   -- Owned Real Property
Section 4.21(b)   -- Leased Property
Section 4.22      -- Contracts
Section 8.6(c)    -- Severance Agreements

     Copies of the above-referenced schedules will be provided to the Commission upon request.

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